Exhibit 10.1

February 4, 2008

Mr. Mark Maring

Dear Mark:

To confirm our recent conversation, I am pleased to offer you the position Vice President, Investor Relations and Strategic Development at GateHouse Media, Inc. (“GHS”). This position will report to the CEO along with dotted line reporting responsibility to the CFO. Your initial annual base salary will be at the rate of $200,000.00 per year. You will also be eligible for an annual bonus based on achievement of annually agreed upon targets, of up to 70% of base pay. This bonus will be paid with a combination of cash and restricted stock and is subject to approval by the Compensation Committee. For fiscal year 2008 only, you will receive a cash bonus of not less than $70,000.

You can elect to receive as soon as practicable from your start date, assuming you are an employee in good standing at such time, either 1) an initial award of GateHouse Media, Inc. restricted stock having a value on the date of grant equal to $100,000.00, or 2) an initial award of GateHouse Media, Inc. restricted stock equal to three times an initial investment made by you in GateHouse Media, Inc. stock. Any such award will be subject to review and approval of our Compensation Committee. Once approved, the restricted stock award will be subject to certain transfer and forfeiture restrictions and will vest ratably over five years, equally in the last three years of the period, and otherwise be subject to the terms and conditions of the GateHouse Media, Inc. Omnibus Stock Plan then in effect. THIS LETTER DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF GATEHOUSE MEDIA, INC.

In addition, you will be entitled to participate in all GHS benefit plans we offer for which you are eligible, all in accordance with the terms of such plans. While the plans offered may change from time to time during your employment we currently offer the following:

•	Vacation: 20 days per year (pro-rated for 2008)
•	Health Insurance: Excellus Blue Cross Blue Shield PPO plans
•	Dental Insurance: MetLife
•	Life Insurance: Sun Life Financial
•	401(k) with a company match : Available the 1st of the month following 30 days of employment
•	Short and Long Term Disability

Your starting date will be at a mutually agreed upon date.

As a formal indication of your acceptance of this position, please sign this letter in the space below and return it to me no later than 5:00 p.m. local time, on February 12, 2008.

In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither yourself nor the company has entered into a contract regarding the terms or duration of your employment. As an at-will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice. Likewise, the company will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice.

In the event of involuntary not for cause termination or a change in control with termination, you shall be entitled to:

(i)	accrued but unpaid base salary and accrued and unused vacation pay through the date of such termination;
(ii)	an amount equal to twelve (12) months’ current base salary;
(iii)	the annual bonus including any declared bonus not yet paid;
(iv)	continuation of health benefits at the same levels until the earlier of (a) the time it takes to become eligible for benefits from a new employer or (b) twelve (12) months from the date of termination
(v)	the shares subject to the Initial Stock Grant and any additional Restricted Stock Bonuses that would have vested on the next anniversary date following the date of such termination, but in no event less than one-third (1/3) each of the shares subject to the Initial Stock Grant and any additional Restricted Stock Bonuses; and
(vi)	if within twelve (12) months of a change in control, 100% of the remaining unvested shares subject to the Initial Stock Grant and an additional Restricted Stock Bonuses, which shall automatically vest.

We look forward to your arrival at GHS and are confident that you will play a key role in our company’s growth and expansion. Please let me know if you have any questions or if I can do anything to make your arrival easier.

If you have any questions, please feel free to contact me by calling (585) 598-0029. For information regarding your benefit programs, please contact Amy V. Kahn, SPHR, Director, Human Resources at (585) 598-0045.

Very truly yours,

Mike Reed Chief Executive Officer

Agreed and accepted this        day of                                     , 2008

By:	/s/ Mark Maring
Mark Maring